Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2013 Stock Incentive Plan of The Medicines Company of our reports dated February 27, 2019, with respect to the consolidated financial statements of The Medicines Company and the effectiveness of internal control over financial reporting of The Medicines Company included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey
February 27, 2019